Exhibit 99.1

SOURCE/CONTACT: Keith Bair, Senior Vice President, CFO

keith.bair@faro.com, 407-333-9911

Court Rules in Favor of FARO in Patent Case

Lake Mary, FL – May 4, 2011 – FARO Technologies, Inc. (NASDAQ: FARO) announced today that the District Court of Massachusetts has ruled in its favor in its on-going patent dispute with Nikon Metrology after trial, finding that Nikon’s asserted U.S. Patent No. 6,611,617 (the ‘617 patent) is unenforceable due to inequitable conduct before the Patent Office.

The Court found that the inventor withheld material information from the Patent Office during the prosecution of the patent application.

“FARO has always maintained that it doesn’t infringe the ‘617 patent or the related U.S. Patent No. 7,313,264 (the ‘264 patent),” stated Bill Cass of Cantor Colburn LLP, FARO’s lead trial lawyer in this matter. “FARO also believes that the ‘264 patent is both unenforceable and invalid. The Company intends to pursue its attorneys fees through its counterclaims,” Cass concluded.

The full text of the court’s decision is available on FARO’s website at http://www.faro.com/site/content/pdf/farodecision.pdf

FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models – or to perform evaluation and analysis against an existing model – for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Learn more at www.faro.com

SOURCE FARO Technologies, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding FARO Technologies Inc’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

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